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                                                                    Exhibit 12.2


                       CABOT INDUSTRIAL PROPERTIES, L.P.
                      Computation of Ratio of Earnings to
                 Fixed Charges and Preferred Distributions (a)
                            (Dollars in thousands)




                                                     For the Nine
                                                     Months Ended
                                                     September 30,
                                                         1998
                                                     -------------

Income (loss) from continuing operations before
   earnings from equity investments.................  $    36,091
Plus interest expense and amortization
   of deferred financing costs......................        3,317
                                                      -----------

Earnings before fixed charges.......................  $    39,408
                                                      ===========

Fixed charges and preferred
   distributions (b), (c)...........................  $     3,779
                                                      ===========

Ratio of earnings to combined fixed charges
   and preferred distributions......................       10.43x
                                                      ===========

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(a)  The Operating Partnership commenced operations on February 4, 1998.

(b) There were no preference securities outstanding during the period ended September 30, 1998.

(c) Fixed charges consist of interest expense (including amortization of deferred financing costs) and capitalized interest.